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                                                                   EXHIBIT 10(1)



August 31, 2001


PERSONAL & CONFIDENTIAL

Robert Morris
708 SE 3rd Street
Delray Beach, FL 33483


RE: SEPARATION AGREEMENT

Dear Bob,

This letter agreement (the "Agreement") will confirm your separation from SilverStream Software, Inc. (the "Company" or "SilverStream") effective September 15, 2001 (the "Separation Date"). The terms of your separation from the Company are set forth below and by signing this Agreement, you agree as follows:

         - In consideration for this Agreement and upon the signing of this Agreement, its becoming effective, the return of all Company property that may be in your possession (except your laptop computer, which you may keep) and the transfer to the Company of any critical information in your possession, the Company shall pay to you a lump sum of One Hundred Ten Thousand Dollars ($110,000) less taxes and other required and regular payroll withholdings (the "Severance Payment"). This money will be paid to you as follows: $55,000 8 days after we receive the signed Agreement, and $55,000 on October 1, 2001.

         - You acknowledge that the Severance Payment is in lieu of any other money or benefits that otherwise would be due to you from the Company.

         - In exchange for the Severance Payment you agree to release forever all the rights and claims, whether known or unknown, for relief of any kind from the Company, its officers, directors, employees, shareholders and agents, arising out of your employment with the Company that you had, have or may have up until the date this letter is signed by you. This release includes, but is not limited to, a release and discharge of all claims and rights under any state, federal or other governmental law, statute, regulation, ordinance, common law, or other legal restriction, and specifically includes any claims arising from or related to any obligations, duties, representations, promises, agreements, commitments or responsibilities of the Company as described in that certain letter dated November 12, 2000 from Charles C. Cabot III to you, as well as any claims arising under the federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and 1871, the Older Workers Benefits Protection Act, the Americans with Disabilities Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family and Medical Leave Act, the Employee Retirement Income and Security Act, Massachusetts General Law Chapter 151B, Massachusetts General Laws Chapter 93, Sections 102 and 103, Massachusetts General Laws Chapter 149, Sections 148 and 150, and any common law claims at law or in equity, including but not limited to all claims for breach of contract, detrimental reliance and promissory estoppel. This means that you may not sue the Company, its officers, directors, employees, shareholders, and agents for any claims arising out of your hiring by, relocation for, employment with or termination from the Company. In addition, you agree not to disclose any "Proprietary Information" as defined in the attached employee agreement and, for a period of one year following the Separation Date, you agree not to recruit, solicit, hire or engage as an independent contractor, any employee of the Company.

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                                                                   Robert Morris
                                                                 August 31, 2001
                                                                          Page 2


         - You will be paid all of your salary and accrued vacation pay through the Separation Date and you acknowledge that as of the effectiveness of this Agreement you have received all of such salary and vacation pay.

         - You represent and warrant that you have returned to the Company any and all documents, materials and information and copies of same related to the business (present and otherwise) of the Company and its affiliates and all other property of the Company and its affiliates in your possession or control, including but not limited to keys to Company premises, files and other proprietary information, trade secrets, computers, phones and any credit cards and telephone calling cards issued to you through or by the Company or any of its affiliates and excluding only the enclosed copy of this Agreement and copies of any Company benefit plans in which you have been or currently are a participant. Notwithstanding the forgoing, the Company has agreed that you may keep your laptop computer.

         - Your benefits under the Company's medical and dental plans will terminate effective September 30, 2001. Your rights to continue medical and/or dental benefits under the COBRA statute will commence on October 1, 2001 and entitle you to participate in the Company`s group health insurance plan under the terms of this statute. Documents describing COBRA and notifying you of your rights there under are attached. Should you elect COBRA, the Company will pay the premiums through December 31, 2001, after which time you are responsible for such payments.

         - Your benefits under the Company's life and long-term disability insurance group plans will terminate on the Separation Date and may be converted to individual polices in accordance with the terms of such plans. Information regarding the terms of their conversions is attached. Please note, for LTD conversion there is a minimum of 12 months employment with SilverStream eligibility requirement.

         - If you are currently participating in the Employee Stock Purchase Plan (ESPP), any cash in your account as of the Separation Date will be refunded to you in your final pay.

         - If you are enrolled in the SilverStream Software 401(k) Retirement Plan, please complete and return the attached 401(k) Distribution form to indicate how you would like to handle your 401(k) account. Please note, if the balance of your 401(k) account is less than $5,000, our plan requires you to take a lump sum distribution. In order to avoid a forced distribution initiated by SilverStream, it is important you complete the attached distribution form to insure proper handling of your funds. If the balance exceeds $5,000, you may elect to leave your 401(k) assets in the SilverStream Plan.

         - You will cease vesting in your SilverStream stock options as of the Separation Date. You will have up to 90 days following the Separation Date in which to exercise any vested options. After such 90-day period, your remaining options will be cancelled. You agree that you will not take any action to exercise such options after such 90-day period.

         - You agree that you will not individually, nor will you direct, cause or encourage, your agents, family members or other representatives, or those acting on your behalf, to denigrate or disparage the Company or its current or former directors, shareholders, officers, or employees. Should you be determined by a court of competent jurisdiction to have breached this provision, you will be held liable for any and all damages incurred that were occasioned by that breach including attorneys' fees and costs incurred in enforcing this provision.

         - The existence of this Agreement and the terms hereof are to be treated as confidential and you shall not disclose the existence of this Agreement or the terms hereof without the prior written consent of the Company except to your tax and financial advisors in connection with their professional services rendered to you.

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                                                                   Robert Morris
                                                                 August 31, 2001
                                                                          Page 3


         - You acknowledge and reaffirm any and all continuing obligations you have to SilverStream under your SilverStream Standard Employee Agreement and agree that such agreement and your obligations thereunder are not superseded by this Agreement; provided, however, that SilverStream waives its rights under Section 3(a) of your SilverStream Standard Employee Agreement and agrees that such Section 3(a) shall hereupon automatically terminate and be of no further force and effect.

         - You agree that this Agreement and the payment to you of severance pay hereunder is not and is not intended to be an admission of liability on the part of the Company and shall not be construed as an admission by the Company of any violation of its policies or procedures or any federal, state or local law, regulation or rule.

         - You agree that this Agreement shall take effect as an instrument under seal and shall be governed by the laws of the Commonwealth of Massachusetts. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

         - Except as expressly provided herein, this Agreement supersedes any and all prior oral and/or written agreements, including any agreements contained in the certain letter dated November 12, 2000 from Charles C. Cabot III to you, and sets forth the entire agreement between you and the Company with respect to your separation from the Company.


The Company wants to be certain that you understand and agree with the terms and conditions of this Agreement. Therefore, the Company encourages you to study the Agreement carefully and to seek the advice of an attorney before signing it. Your eligibility to receive the separation pay described herein is contingent upon your signing this Agreement. By signing this Agreement you acknowledge that you have been afforded sufficient time to understand the provisions and effects of this Agreement and that your acceptance of the terms of this Agreement is knowing, voluntary and without duress.

If you wish to accept the severance payment in accordance with the terms stated in this Agreement, please return one signed copy of this letter to Karen McCarthy in the Human Resources department by 5:00 p.m., September 21, 2001 (21 days from the date you receive the Agreement). You will have 7 days to revoke your signature after signing the Agreement. If you intend to revoke your signature, you should do so in writing addressed to me at the Company. This Agreement will not become effective until the eighth day after you sign the Agreement. The severance payment will be made in the first SilverStream payroll to occur after the Agreement becomes effective and after you have returned all Company property and transferred to the Company any critical information that may be in your possession.

Sincerely,



/s/ Charles C. Cabot III
    Charles C. Cabot III
    Vice President, Human Resources


Accepted and Agreed:   /s/ Robert A. Morris              Date:  August 31, 2001
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                           Robert A. Morris